Exhibit 3.1
Page 1


                            ARTICLES OF INCORPORATION

                                       OF

                              EUROPA RESOURCES INC.

                                    ARTICLE I
                                      NAME

       The name of the corporation is Europa Resources Inc. (the "Corporation".)

                                   ARTICLE II
                               AUTHORIZED CAPITAL

         The amount of total authorized capital stock which the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, each with $0.001 par value and 500,000 shares of Preferred Stock with $.01 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists of may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

         Common Stock. After the requirements with respect to preferential dividends on the preferred stock, if any, shall have been met, and after the Corporation shall have compiled with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts, then, and not otherwise, the holders of the common stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation.

         After distribution in full of the preferential amount, if any, to be distributed to the holders of the preferred stock in the event of voluntary or involuntary liquidation, distribution, or sale of assets, dissolution, or winding-up of the Corporation, the holder of the common stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders, ratably in proportion to the number of shares of the common stock held by them respectively.

         Preferred Stock. Shares of preferred stock may be divided into such series as may be established, from time to time, by the Board of Directors. The Board of Directors, from time to time, may fix and determine the relative rights and preferences of the shares of any series so established.

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                                   ARTICLE III
                               BOARD OF DIRECTORS

         The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the State of Nevada. The initial Board of Directors shall consist of one member. The name and address of the person who shall serve as the director until the first annual meeting of stockholders and until his successor is duly elected and qualified is as follows:

                  Name                                   Address
                  ----                                   -------

         Ronald Clifford Davis                       2746 Yale Street
                                                     Vancouver, B.C. V5K 1C3
                                                     Canada

                                   ARTICLE IV
                        LIMITATION ON DIRECTOR LIABILITY

         To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.0370), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary as a director or officer.

         A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for ( i ) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 78.300 of the Nevada General Corporation Law; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Nevada General Corporation Law is hereafter amended to eliminate or limit further the liability of a director, then in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law so amended. Any repeal or modification of this Article IV shall not adversely affect any right or protection of a director of the Corporation under this
Article IV, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article IV, prior to such repeal or modification.

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                                    ARTICLE X
                              SUPERMAJORITY VOTING

         Any action required or permitted to be taken by the shareholders of the Corporation with respect to provisions governing approval of mergers, sale of assets, and dissolution shall be taken only upon the affirmative vote of at least eighty percent (80%) of the shares of the Corporation issued and outstanding entitled to vote thereon and, in the case of any matter on which the holders of shares of any class or series shall be entitled to vote as a class or each such series, as the case may be.

                                   ARTICLE XI
                                 RESIDENT AGENT

         The initial resident agent of the Corporation shall be the Corporation Trust Company of Nevada, whose street address is One East First Street, Reno, Nevada 89501.

                                   ARTICLE XII
                                  INCORPORATOR

         The name and address of the incorporator of the Corporation is Lori Ann
Y. Fujioka, 455 Sherman Street, Suite 300, Denver, Colorado 80203.

                                  ARTICLE XIII
                            NONAPPLICABLE PROVISIONS

         The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.

         IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 24th day of June, 1997.


                                                     By ___/s/________
                                                     Lori Ann Y. Fujioka
                                                        Incorporator

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STATE OF COLORADO                   )
CITY AND                            )ss.
COUNTY OF DENVER                    )

         Personally appeared before me this 24th day of June, 1997, Lori Ann Y. Fujioka who, being first duly sworn, declared that she executed the foregoing Articles of Incorporation and that the statements therein are true and correct to the best of my knowledge and belief.

         Witness my hand and official seal.
                                                     /s/______
                                                     Notary Public
My commission Expires:

9/9/2000
                                               Address:
                                               455 Sherman Street, Suite 300
                                               Denver, CO 80203